EXHIBIT 8(d)(iii)
AMENDMENT NO. 2 TO THE PARTICIPATION AGREEMENT
Among
INDIANAPOLIS LIFE INSURANCE COMPANY
(Successor in Interest to IL Annuity and Insurance Company),
FIRST EAGLE VARIABLE FUNDS, INC.
(formerly SoGen Variable Funds, Inc.,)
and
FIRST EAGLE FUNDS DISTRIBUTORS, a division of ASB Securities, LLC.
(formerly Societe Generale Securities Corporation)
The Participation Agreement, dated as of the 1st day of September, 1997 among Indianapolis Life Insurance Company (successor in interest to IL Annuity and Insurance Company), a stock life insurance company organized under the laws of Indiana, on its own behalf and on behalf of each segregated asset account set forth on the attached Schedule A, First Eagle Variable Funds, Inc. (formerly SoGen Variable Funds, Inc.), a corporation organized under the laws of Maryland, and First Eagle Funds Distributors, a division of ASB Securities, LLC. (formerly Societe Generale Securities Corporation), a New York corporation, is hereby amended effective as of June 30, 2003, as follows:
     1. All references to IL Annuity and Insurance Company are hereby changed to “Indianapolis Life Insurance Company” to reflect the statutory merger of IL Annuity and Insurance Company with and into its parent, Indianapolis Life Insurance Company.
     2. All references to SoGen Variable Funds, Inc. are hereby changed to “First Eagle Overseas Variable Fund” to reflect the Fund’s name change.
     3. All references to Societe Generale Securities Corporation are hereby changed to “First Eagle Funds Distributors” to reflect the Underwriter’s name change.
     4. Article XI is hereby deleted in its entirety and replaced with the following Article XI:
Article XI. Notices
     Any notice shall be sufficiently given when sent by registered or certified mail, postage prepaid, return receipt requested, or by nationally recognized overnight courier, charges prepaid, with evidence of delivery, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other parties, and such notice will be effective upon delivery.

If to the Fund:
First Eagle Variable Funds, Inc.
1345 Avenue of the Americas
New York, New York 10105
Attention: Michael Luzzatto
If to the Company:
Indianapolis Life Insurance Company
555 South Kansas Avenue
Topeka, Kansas 66603
Attention: Michael H. Miller, Vice President
and
Ameritas Life Insurance Corp.
5900 O Street
Lincoln, Nebraska 68510
Attention: Debra Powell
If to the Underwriter:
First Eagle Funds Distributors
1345 Avenue of the Americas
New York, New York 10105
Attention: Andrew Baldauf
     5. Schedule A is hereby deleted and replaced with the attached Schedule A.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed in its name and on its behalf by its duly authorized representative as of June 30, 2003.

COMPANY:	INDIANAPOLIS LIFE INSURANCE COMPANY By its authorized officer
	By:	/s/ James A. Smallenberger
Title: Secretary

FUND:	FIRST EAGLE OVERSEAS FUND By its authorized officer
	By:	/s/ Robert Bruno
Title: Senior Vice President

UNDERWRITER:	FIRST EAGLE FUNDS DISTRIBUTORS By its authorized officer
	By:	/s/ Robert Bruno
Title: Senior Vice President

SCHEDULE A
Segregated Asset Accounts of the Company
ILICO Separate Account 1
Contracts to be Issued by the Company
VCA-97
Designated Portfolio Shares to be Purchased
First Eagle Overseas Variable Fund
Other Funding Vehicles Available Under the Contract
The Alger American Fund (Class O Shares)
Fidelity Variable Insurance Products Funds (Initial Class)
First Eagle Variable Funds, Inc.
Neuberger Berman AMT (Class I)
PIMCO Advisors VIT
PIMCO VIT (Administrative Class)
Royce Capital Fund
SAFECO Resource Series Trust
T. Rowe Price Fixed Income Series, Inc.
T. Rowe Price International Series, Inc.
Van Eck Worldwide Insurance Trust

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